PROSPECTUS SUPPLEMENT DATED JULY 14, 1998
TO PROSPECTUS DATED MARCH 12, 1998

                          ORBITAL SCIENCES CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                            SELLING SECURITYHOLDERS

     This Prospectus Supplement should be read in conjunction with the Prospectus dated March 12, 1998 (the "Prospectus"). The table on pages 30, 31 and 32 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                                                                                COMMON
                                            PRINCIPAL        PRINCIPAL          STOCK
                                            AMOUNT OF     AMOUNT OF NOTES    OWNED PRIOR       COMMON STOCK
     NAME OF SELLING SECURITYHOLDER        NOTES OWNED    OFFERED HEREBY    TO OFFERING(1)   OFFERED HEREBY(2)
     ------------------------------        -----------    ---------------   --------------   -----------------
Merrill Lynch International..............    13,050,000      13,050,000         466,071            466,071
General Motors Employees Domestic Group
  Trust..................................    10,680,000      10,680,000         381,428            381,428
The Strategic Money Management Company
  B.V. ..................................     8,300,000       8,300,000         296,428            296,428
Deutsche Morgan Grenfell Inc.(4).........     5,455,000       5,455,000         194,821            194,821
Bankers Trust International..............     5,450,000       5,450,000         194,642            194,642
Bond Fund Series Oppenheimer Bond Fund
  For Growth.............................     4,500,000       4,500,000         160,714            160,714
Nomura Securities (Bermuda) Ltd. ........     4,000,000       4,000,000         142,857            142,857
J.P. Morgan Securities Inc.(3)...........     3,550,000       3,550,000         126,785            126,785
Highbridge Capital Corporation...........     3,048,000       3,048,000         108,857            108,857
Delaware State Employees Retirement
  Fund...................................     3,025,000       3,025,000         108,035            108,035
Societe Generale Securities Corp. .......     2,750,000       2,750,000          98,214             98,214
SMALLCAP World Fund, Inc. ...............     2,500,000       2,500,000          89,285             89,285
Paloma Securities L.L.C. ................     2,170,000       2,170,000          77,500             77,500
Allstate Insurance Company...............     2,000,000       2,000,000          95,928(5)          71,428
Lipper Offshore Convertibles, L.P. ......     2,000,000       2,000,000          71,428             71,428
The Northwestern Mutual Life Insurance
  Company................................     2,000,000       2,000,000          71,428             71,428
Froley, Revy Investment Co. Inc.
  Account: Arkansas PERS.................     1,560,000       1,560,000          55,714             55,714
Lipper Convertibles, L.P. ...............     1,500,000       1,500,000          53,571             53,571
Froley, Revy Investment Co. Inc.
  Account: Delaware PERS.................     1,350,000       1,350,000          48,214             48,214
Silverton International Fund Limited.....     1,330,000       1,330,000          47,500             47,500
Equitable Life Assurance Separate Account
  Convertibles...........................     1,305,000       1,305,000          46,607             46,607
AAM/ZAZOVE Institutional Income Fund,
  L.P. ..................................     1,300,000       1,300,000          46,428             46,428
Alexandra Global Investment Fund 1,
  Ltd. ..................................     1,300,000       1,300,000          46,428             46,428
Husic Capital Management as a
  Discretionary Asset Manager for the
  Ameritech Pension Plan under an
  Investment Management Agreement dated
  December 22, 1995......................     1,000,000       1,000,000          35,714             35,714
The Minnesota Mutual Life Insurance
  Company................................     1,000,000       1,000,000          35,714             35,714
Hudson River Trust Growth & Income
  Account................................       945,000         945,000          33,750             33,750
Orrington Investments L.P. ..............       937,000         937,000          33,464             33,464

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
                                                                                COMMON
                                            PRINCIPAL        PRINCIPAL          STOCK
                                            AMOUNT OF     AMOUNT OF NOTES    OWNED PRIOR       COMMON STOCK
     NAME OF SELLING SECURITYHOLDER        NOTES OWNED    OFFERED HEREBY    TO OFFERING(1)   OFFERED HEREBY(2)
     ------------------------------        -----------    ---------------   --------------   -----------------
Declaration of Trust for the Defined
  Benefit Plan of ICI American Holdings,
  Inc. ..................................       925,000         925,000          33,035             33,035
Thermo Electron Balanced Investment
  Fund...................................       830,000         830,000          29,642             29,642
Hudson River Trust Balanced Account......       690,000         690,000          24,642             24,642
Forum Capital Markets LP.................       650,000         650,000          23,214             23,214
Declaration of Trust for the Defined
  Benefit Plan of ZENECA Holdings
  Inc. ..................................       640,000         640,000          22,857             22,857
Memphis Light, Water and Gas Retirement
  Fund...................................       615,000         615,000          21,964             21,964
The J.W. McConnell Family Foundation.....       585,000         585,000          20,892             20,892
Orrington International Fund Ltd. .......       563,000         563,000          20,106             20,106
Froley, Revy Investment Co. Inc.
  Account: ICI American Holdings Trust...       545,000         545,000          19,464             19,464
Froley, Revy Investment Co. Inc.
  Account: Zeneca Holdings Trust.........       545,000         545,000          19,464             19,464
Hudson River Trust Growth Investors......       545,000         545,000          19,464             19,464
Black Diamond Partners, L.P. ............       460,000         460,000          16,428             16,428
Black Diamond Ltd. ......................       429,000         429,000          15,321             15,321
Bancroft Convertible Fund, Inc. .........       350,000         350,000          12,500             12,500
Ellsworth Convertible Growth and Income
  Fund, Inc. ............................       350,000         350,000          12,500             12,500
Hillside Capital Incorporated Corporate
  Account................................       275,000         275,000           9,821              9,821
Froley, Revy Investment Co. Inc.
  Account: Nalco Chemical Retirement
  Trust..................................       250,000         250,000           8,928              8,928
First Church of Christ, Scientist --
  Endowment..............................       245,000         245,000           8,750              8,750
Christian Science Trustees for Gifts and
  Endowments.............................       225,000         225,000           8,035              8,035
FJH Absolute Return Fund, L.P. ..........       200,000         200,000           7,142              7,142
The Frist Foundation.....................       160,000         160,000           5,714              5,714
Equitable Life Assurance Separate Account
  Balanced...............................        70,000          70,000           2,500              2,500
Summer Hill Global Partners, L.P. .......        70,000          70,000           2,500              2,500
Worldwide Transactions Ltd. .............        63,000          63,000           2,250              2,250
David Lipscomb University General
  Endowment..............................        40,000          40,000           1,428              1,428
Forum Capital Markets LLC................        38,000          38,000           1,357              1,357

         SUBTOTAL........................  $ 98,363,000    $ 98,363,000       3,537,464          3,512,946
                                           ------------    ------------       ---------          ---------

Unnamed holders of Notes or any future
  transferees, pledgees, donees or
  successors of or from any such unnamed
  holders(6).............................  $  1,637,000    $  1,637,000          58,464(7)          58,464
         TOTAL...........................  $100,000,000    $100,000,000       3,595,928          3,571,428
                                           ============    ============       =========          =========

---------------
(1) Comprises the shares of Common Stock owned by each Selling Securityholder prior to the offering, including the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

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

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Selling Securityholders may offer and sell pursuant to the Prospectus, their Notes, their Conversion Shares or both.

(3) J.P. Morgan Securities Inc. acted as an Initial Purchaser in the original placement of the Notes. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., acts as an administrative agent and collateral agent for a syndicate of six banks which provide a credit facility to the Company.

(4) Deutsche Morgan Grenfell, Inc. ("DMG") acted as an Initial Purchaser in the original placement of the Notes. In addition, Deutsche Bank AG, New York Branch, an affiliate of DMG, is the trustee under the Indenture for the Notes. In addition, Deutsche Bank, another affiliate of DMG, provides an uncommitted $25 million demand line of credit to the Company.

(5) Does not include (i) 5,800 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for the Allstate Retirement Plan, or (ii) 3,800 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for Agents Pension Plan.

(6) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(7) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

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